(m)(8)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS T SHARES

Fund

Voya CBRE Global Infrastructure Fund

Voya Diversified Emerging Markets Debt Fund

Voya Global Perspectives® Fund

Voya Global Bond Fund

Voya Global Corporate Leaders® 100 Fund

Voya Global Diversified Payment Fund II (to be renamed Voya Global Diversified Payment Fund)

Voya Global Equity Fund

Voya Global Real Estate Fund

Voya International High Dividend Low Volatility Fund

Voya International Real Estate Fund

Date last updated:  May 23, 2019